Exhibit 10.11

CONSULTING SERVICES AGREEMENT

This Consulting Agreement (the "Agreement") is entered into this 15th day of August, 2009 by and between:

IFG Investments Services, Inc., a Nevis Corporation                                    (the “Consultant”)
Ram's Business Complex
Stoney Grove,  Box 822
Charlestown, Nevis   Federation of St Kitts & Nevis

and

China Children Pharmaceutical Inc., a PCR Corporation                               (the “Company”)
Rooms 2201-03 22/F World Wide House,
19 Des Voeux Road Central, HK

RECITALS

WHEREAS, the Company is in need of assistance in the public company sector including advising on a merger/acquisition transaction, NASDAQ and Hong Kong Stock Exchange Listing applications, SEC filings including but not limited to, Form 8-K, Registration Statement support; and

WHEREAS, Consultant has agreed to perform consulting work for the Company in providing Merger/Acquisition support, NASDAQ and Hong Kong listing support and other consulting services and other related activities as directed by the Company;  NOW, THEREFORE, the parties hereby agree as follows:

1. Consultant's Services. Consultant shall be available and shall provide to the Company professional consulting services in the areas of Merger/Acquisition support, NASDAQ and Hong Kong listing support and other consulting services support ("Consulting services") as requested.

2. Consideration.
A. RATE.  In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay Consultant at the rate of 600,000 warrants with registration rights at a $3.00 exercise price   with piggy-back warrants with registration right attached at a $5.00 exercise price   (SIX HUNDRED THOUSAND WARRANTS WITH REGISTRATION RIGHTS) total warrants issuable at the closing of the acquisition or merger for time spent on Consulting Services.

B.  EXPENSES. Additionally, the Company will pay Consultant for the following expenses incurred while the Agreement between Consultant and the Company exists:

●	All travel expenses to and from all work sites
●	Meal expenses;
●	Administrative expenses;
●	Lodging Expenses if work demands overnight stays; and
●	Miscellaneous travel-related expenses (parking and tolls).

Consultant shall submit written documentation and receipts where available itemizing the dates on which expenses were incurred. The Company shall pay Consultant the amounts due pursuant to submitted reports within 14 days after a report is received by the Company.

3. Independent Contractor.  Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not

CONSULTING SERVICES AGREEMENT

withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold herself out as an employee of the Company.

4. Confidentiality.  In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company [specify] systems, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

5. Term. This Agreement shall commence on August 15, 2009 and shall terminate on a August 14, 2010, unless earlier terminated by either party hereto. Either party may terminate this Agreement upon Thirty (30) days prior written notice. The Company may, at its option, renew this Agreement for an additional One (1) year term on the same terms and conditions as set forth herein by giving notice to Consultant of such intent to renew on or before July 14, 2010.

6. Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

Notices to Consultant:

IFG Investments Services, Inc., a Nevis Corporation
Attention: Daniel MacMullin
Ram's Business Complex
Stoney Grove,
Box 822
Charlestown, Nevis
Federation of St Kitts & Nevis

Notices to the Company:

China Children Pharmaceutical, Inc.
Rooms 2201-03 22/F World Wide House,
19 Des Voeux Road Central, HK

7. Miscellaneous.

7.1 Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

7.2 Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

7.3 Governing Law, Severability.  This Agreement shall be governed by the laws of the Nevis. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

CONSULTING SERVICES AGREEMENT

WHEREFORE, the parties have executed this Agreement as of the date first written above.

China Children Pharmaceutical, Inc.:

By:

Jun Xia, Chief Executive Officer
Date: August 15, 2009

IFG Investments Services, Inc.

By:

Daniel MacMullin, President
August 15, 2009